                       CERTIFICATE OF RETIREMENT OF THE
                      CLASS A VOTING COMMON STOCK AND THE
                        CLASS B NON-VOTING COMMON STOCK
                   OF THE CORPORATE EXECUTIVE BOARD COMPANY

                          Pursuant to Section 243(b)
                        of the General Corporation Law
                           of the State of Delaware

     The Corporate Executive Board Company, a corporation organized and existing under The General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

     1. That the Corporation filed a Second Amended and Restated Certificate of Incorporation of the Corporation in the office of the Secretary of State of the State of Delaware on February 18, 1999 which designated 17,200 shares of Class A Voting Common Stock ("Voting Common Stock") and 13,171,760 shares of Class B Non-Voting Common Stock ("Non-Voting Common Stock");

     2. That all shares of Voting Common Stock and Non-Voting Common Stock have been retired and no shares of Voting Common Stock or Non-Voting Common Stock are outstanding and no shares thereof will be reissued subject to said Second Amended and Restated Certificate of Incorporation.

     3. That the Board of Directors of the Company has adopted the following resolutions:

     RESOLVED, that upon the automatic conversion of all of the shares of Class A Stock and Class B Stock as provided in the Second Amended and Restated Certificates of Incorporation of the Company, all of the shares of Class A Stock and the Class B Stock shall be retired; and be it further

     RESOLVED, that upon the retirement of the Class A Stock and the Class B Stock, the capital of the Company shall be reduced by the capital represented by such retired shares of Class A Stock and Class B Stock; and be it further

     RESOLVED, that, upon the automatic conversion of all of the shares of Class A Stock and Class B Stock as provided in the Second Amended and Restated Certificate of Incorporation of the Company and the retirement of such shares, the officers of the Company are hereby authorized and directed to cause a certificate meeting the requirements of Section 243(b) of the Delaware General Corporation Law to be filed with the Secretary of State of the State of Delaware stating that (i) the reissuance of the shares of Class A Stock and Class B Stock is prohibited after such conversion and retirement, (ii) identifying the shares of Class A Stock and Class B Stock and (iii) reciting that such shares of Class A Stock and Class B Stock have been retired as provided in the Second Amended and Restated Certificate of Incorporation of the Company, which certificate shall have the effect of amending the Second Amended and Restated Certificate of

     Incorporation of the Company so as to eliminate therefrom all reference to the Class A Stock and the Class B Stock as provided in Section 243(b) of the Delaware General Corporation Law.

     4. That, accordingly, all matters set forth in the Second Amended and Restated Certificate of Incorporation with respect to such Voting Common Stock and Non-Voting Common Stock referred to in paragraph 1 above be, and hereby are, eliminated from the Second Amended and Restated Certificate of Incorporation of the Company.



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        IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Clay M. Whitson, its authorized officer, this 26th day of February, 1999.

                                       THE CORPORATE EXECUTIVE BOARD COMPANY

                                       By:  /s/ Clay M. Whitson
                                            -----------------------------
                                            Name:  Clay M. Whitson
                                            Title: Secretary




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